EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NASTECH ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

BOTHELL, WA, November 13, 2003 – Nastech Pharmaceutical Company Inc. (Nasdaq: NSTK), today announced a net loss of $0.58 per share for the quarter ended September 30, 2003, compared to a net loss of $0.34 per share for the third quarter of 2002. The increased net loss for the third quarter resulted primarily from a $1.5 million decrease in license and research fee revenue and growth in research and development expense partially offset by a decrease in sales and marketing expense and a decrease in general and administrative expense. Total revenue for the third quarter of 2003 was $494,000 compared to $2.0 million for the third quarter of 2002.

Net income for the first nine months of 2003 was $3.8 million, or $0.35 per fully diluted share compared to a net loss of $7.7 million, or $0.77 per fully diluted share for the first nine months of 2002. For the first nine months of 2003, total revenue was $18.5 million compared to $7.2 million for the first nine months of 2002. The increase in revenue for the first nine months of 2003 resulted from a divestiture agreement with Pharmacia under which Nastech reacquired all rights to intranasal apomorphine, and thereby recognized $16.3 million in connection with the divestiture and collaboration agreements, compared to $6.6 million related to the collaboration agreement in the same period of 2002. In addition, Nastech had a $4.2 million gain on the divestiture of Nascobal®. During the first nine months of 2003 revenue from product sales increased by $1.3 million as a result of growth in sales of Nascobal®.

Nastech ended the third quarter of 2003 with $29.5 million in cash, cash equivalents and investments compared to $9.0 million at December 31, 2002.

“During the third quarter we continued to focus on accelerating our most advanced intranasal drug delivery programs, including PYY for obesity, calcitonin for osteoporosis, and apomorphine for sexual dysfunction,” stated Steven C. Quay, M.D., Ph.D., Chairman, President, and Chief Executive Officer. “We anticipate filing an ANDA for calcitonin and an NDA filing on Nascobal® spray in the near term. In addition, we expect to complete the Phase II apomorphine dose-ranging study and report additional program data in the near term.”

Dr. Quay added, “The significant improvement in our working capital and cash position this year positions the Company with the balance sheet strength necessary to achieve our near-term operating goals.”

CORPORATE HIGHLIGHTS

Recent corporate developments include:

•	Completed an $11.0 million private placement transaction with new institutional investors. In the private placement, the Company issued approximately 1.5 million shares of common stock and warrants to purchase up to approximately 530,000 shares of common stock at an exercise price of $11.09 per share. Lehman Brothers Inc. acted as exclusive placement agent for the financing.

•	Demonstrated successful delivery of an obesity drug nasal spray, PYY, in a Phase I dose-ranging study at Hammersmith Hospital, London, UK. Based on the study, PYY nasal spray mimics the natural, post-meal blood levels and is well tolerated. Dr. Stephen R. Bloom, Professor of Metabolic Medicine, Imperial College of Medicine in London, UK, is the lead investigator on this study.

•	Advanced the Phase II apomorphine nasal spray dose-ranging study. To date, 87 subjects (approximately 50 percent healthy, 50 percent with erectile dysfunction) have been enrolled in the study.

o	The following doses have been studied: Twelve subjects each at 0.5, 0.75, 1.0, 1.25, 1.5, and 1.75 mg apomorphine nasal spray. Fifteen patients received a placebo.

o	The Safety Monitoring Committee (SMC) evaluated all doses up to 1.5 mg and found the safety data sufficient to move to the next highest dose, 1.75 mg. The SMC will be meeting soon to determine the safety of apomorphine nasal spray at 1.75 mg.

o	Nastech is ready to proceed with enrollment at higher doses upon authorization of the SMC.

•	Hired Paul H. Johnson, Ph.D., as Senior Vice President, Research & Development and Chief Scientific Officer. Prior to joining Nastech, Dr. Johnson was Vice President, Research & Development and Chief Scientific Officer at EpiGenX Pharmaceuticals, Inc. Earlier, Dr. Johnson served as the Head of the Cell and Molecular Biology Department and Principal Scientist in the Cancer Research Department at Berlex Biosciences in Richmond, California, the U.S. Research and Development Center for Schering AG in Germany. Dr. Johnson also served as the Director of the Cell and Molecular Biology Laboratory at SRI International (formerly the Stanford Research Institute) and was Professor of Biochemistry at Wayne State University Medical School.

•	Advanced the preclinical program and regulatory strategy of CC-109, a novel, proprietary class of orally-administered opioid analgesics designed to combine the desirable slow release kinetics of ‘physical’ formulations like OxyContin®, a branded controlled-release narcotic painkiller with annual sales exceeding $1.5 billion, with the security of a chemically-modified opioid, that cannot be abused by simply crushing a tablet or dissolving a sticky, high-viscosity formulation, but releases opioids by the actions of normal enzymes found in the body.

•	Took delivery and installed nasal drug manufacturing equipment in Bothell, Washington. Nastech is currently validating the equipment in anticipation of regulatory review.

CONFERENCE CALL
Nastech will host a conference call to review third quarter financial results for the period ended September 30, 2003, product portfolio and recent business developments. The call is scheduled for today, November 13, 2003, at 11:00 a.m. Eastern Time. To access the live call or the 30-day archive via the Internet, log on to www.Nastech.com. Please connect to the Nastech’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to view the webcast. Telephone replay will be available for 48 hours beginning approximately two hours after the call. To access the replay, please call 1-800-428-6051 (U.S.) or 1-973-709-2089 (international). The conference ID number is 311270.

ABOUT NASTECH
Nastech Pharmaceutical Company Inc. is a leader in drug delivery. The Company is developing a platform technology for delivering drugs by nasal administration. Intranasal drug delivery may lead to greater drug efficacy, speed of action, safety, and patient compliance. Nastech has a diverse product portfolio across multiple therapeutic areas, including products targeted for the treatment of male and female sexual dysfunction, obesity, pain management, and osteoporosis. Additional information about Nastech is available at http://www.nastech.com/.

NASTECH SAFE HARBOR STATEMENT
Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statement made by the Company. These factors include, but are not limited to: (i) the Company’s and/or a partner’s ability to successfully complete product research and development, including pre-clinical and clinical studies and commercialization; (ii) the Company’s and/or a partner’s ability to obtain required governmental approvals, including product and patent approvals; (iii) the Company’s ability to attract and/or maintain manufacturing, sales, distribution, and marketing partners; and (iv) the Company’s and/or the Company’s partner’s ability to develop and commercialize products before its competitors. In addition, significant fluctuations in quarterly results may occur as a result of the timing of milestone payments and the timing of costs and expenses related to the Company’s research and development program. Additional factors that would cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which the Company urges investors to consider. The Company undertakes no obligation to publicly release the revisions in such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events or circumstances, except as otherwise required by securities and other applicable laws.

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CONTACT:

Matthew D. Haines
Director, Corporate Communications
(212) 297-6198
mhaines@nastech.com

Burns McClellan
Aline Schimmel (Investors)
Kathy L. Jones, Ph.D. (Media)
(212) 213-0006

TABLE FOLLOWS

NASTECH PHARMACEUTICAL COMPANY INC.
SELECTED FINANCIAL INFORMATION
Statement of Operations Data (in thousands, except per share amounts)

	Nine Months Ended		Quarter Ended
	September 30,		September 30,
	(unaudited)		(unaudited)

	2003	2002	2003	2002

Revenue:
Product revenue, net	$1,797	$493	$207	$115
License and research fees	16,732	6,673	287	1,870

Total revenue	18,529	7,166	494	1,985

Operating expenses:
Cost of product revenue	435	155	169	—
Research and development	12,601	9,535	5,319	3,591
Sales and marketing	1,680	516	158	223
General and administrative	4,091	4,850	1,094	1,649

Total operating expenses	18,807	15,056	6,740	5,463

Net loss from operations	(278)	(7,890)	(6,246)	(3,478)
Gain on sale of intangible asset	4,236	—	—	—
Interest income	156	230	57	79
Interest expense	(338)	(13)	(62)	(8)

Net income (loss)	$3,776	$(7,673)	$(6,251)	$(3,407)

Net income (loss) per common share — basic	$0.36	$(0.77)	$(0.58)	$(0.34)

Shares outstanding — basic	10,388	9,974	10,720	10,148

Net income (loss) per common share — diluted	$0.35	$(0.77)	$(0.58)	$(0.34)

Shares outstanding — diluted	10,942	9,974	10,720	10,148

	September 30,	December 31,
Balance Sheet Data	2003	2002

Cash and cash equivalents	$23,132	$9,021
Investments	6,397	—
Property, intangibles and other assets	$7,520	$14,029
Total assets	$37,049	$23,050
Working capital	$20,309	$3,342
Accumulated deficit	$(48,927)	$(52,703)
Stockholders’ equity	$23,467	$8,645